UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 14, 2006

XTO ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800
(Registrant’s Telephone Number, Including Area Code)

NONE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated 2004 Stock Incentive Plan. On May 16, 2006, the Company’s stockholders approved the XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan (“Amended 2004 Plan”) at the Annual Meeting of Stockholders. The Amended 2004 Plan is the only stock incentive plan of the Company under which awards may be granted. The Amended 2004 Plan is nearly identical in design to the 2004 Stock Incentive Plan approved by the stockholders on November 16, 2004. The following is a brief description of the material differences in the terms and administration of the Amended 2004 Plan:

·	The number of shares available for grant was increased by 9,750,000.
·
The number of shares that can be granted as “full-value” awards, meaning awards other than options, stock appreciation rights (“SARs”) that are settled in cash, and other than awards for which the participant pays at least the fair market value for the shares subject thereto, has been reduced from 12,000,000 to 2,500,000. Full-value awards can be granted in excess of this limit but will be counted three to one against the remaining available share pool.

·
The Company has committed to keep the average annual run rate or grant rate for awards over the three-year period from 2006 through 2008 at or below 2.5% of the Company’s Common Stock outstanding at year-end for the specified period. For purposes of calculating the number of shares subject to awards granted in a year, full-value awards will count as equivalent to two option shares. Any awards that are settled only in cash will not be counted for this purpose.

·	The prior limit on awards outstanding at any given point in time under all Company equity incentive plans of six percent of the shares of Common Stock outstanding was deleted.
·	Shares surrendered to pay taxes will no longer go back into the pool of available shares.
·	Each share underlying a stock settled SAR will be counted against the Amended 2004 Plan limit similar to a stock option, rather than just the net shares issued upon exercise.
·	Dividend-equivalent rights may not be issued in tandem with options or SARs.
·
At least 25% of the future awards to the named executive officers will be performance-based, with vesting contingent solely on satisfying performance criteria, including achievement of common stock price targets, established by the Compensation Committee.

·	The term of the Amended 2004 Plan was extended until 2011.

Under the Amended 2004 Plan, the Company can grant stock options, SARs, stock units, stock awards, bonus shares, dividend equivalents and other stock-based awards. All employees, including all executive officers of the Company, and non-employee directors and advisory directors are eligible to participate in the Amended 2004 Plan. The Compensation Committee of the Board of Directors intends to focus awards under the Amended 2004 Plan on management and other key employees.  As amended, and as adjusted for the four-for-three stock split in March 2005, an aggregate of 33,750,000 shares of common stock are available for awards under the Amended 2004 Plan, of which a total of 2,500,000 may be granted in connection with full-value awards. The maximum number of shares of common stock with respect to which options and SARs settled in cash may be made under the Amended

2004 Plan to any individual during any calendar year is 3,333,333. The maximum number of shares of common stock with respect to which full-value awards may be made under the plan to any individual participant during any calendar year is 666,666. A participant may not accrue dividend equivalents during any calendar year in excess of the amount of dividends actually declared with respect to 3,333,333 shares. The maximum aggregate number of shares of common stock with respect to which awards may be made to individual non-employee directors or advisory directors during any calendar year is 20,000.

The Amended 2004 Plan is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Executive Compensation. On May 14, 2006, the Compensation Committee of the Board of Directors approved scheduled mid-year bonuses to be paid June 1, 2006 for the named executive officers as follows: Mr. Bob R. Simpson, Chairman of the Board and Chief Executive Officer, $14,000,000; Mr. Keith A. Hutton, President, $1,600,000; Mr. Vaughn O. Vennerberg II, Senior Executive Vice President and Chief of Staff, $1,300,000; Mr. Louis G. Baldwin, Executive Vice President and Chief Financial Officer, $375,000; and Mr. Timothy L. Petrus, Executive Vice President - Acquisitions, $340,000.

Employment Agreements. On May 14, 2006, the Compensation Committee approved a new employment agreement for Mr. Simpson effective May 16, 2006 and ending November 30, 2006, which automatically continues year to year thereafter unless terminated by either party upon thirty days’ written notice prior to each November 30. This agreement replaced his existing employment agreement dated May 17, 2000, as amended August 20, 2002. The Compensation Committee also approved employment agreements with Keith A. Hutton and Vaughn O. Vennerberg II effective May 16, 2006.

The terms of Mr. Simpson’s new employment agreement are substantially the same as his prior agreement, but the agreement has been updated to reflect his current salary and car allowance, to address potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code, to clarify the treatment of bonuses in determining severance payments, to address what he will receive upon retirement, to provide the Company the right to obtain a release upon any payment under the agreement, to require arbitration of any disputes under the agreement, to reflect benefits currently being provided by the Company and other conforming changes. The terms of Messrs. Hutton and Vennerberg are identical to Mr. Simpson’s agreement, other than the minimum base salary and car allowance.

Pursuant to the agreement, Mr. Simpson is to continue to serve as Chairman of the Board and Chief Executive Officer and is to receive an annual base salary of at least $1,200,000. The minimum base salary for Messrs. Hutton and Vennerberg is $675,000 and $540,000, respectively. The Compensation Committee of the Board of Directors has authority to pay a base salary in excess of the minimum base salary in the agreement. The agreement provides that the employee is entitled to participate in any incentive compensation program established by the Company for its executive officers in a manner approved by the Compensation Committee. The employee also receives a minimum of $3,000,000 of life insurance and participates in the group medical and disability insurance plans of the Company. Mr. Simpson is to receive a minimum of $3,500 per month, and Messrs. Hutton and Vennerberg a minimum of $3,200 per month, for an automobile allowance, plus reimbursement for fuel, maintenance, registration, and insurance costs for the automobile.

The agreement is subject to early termination upon the death or disability of the employee, by the Company for cause, by the employee for good reason, or the retirement of the employee. If the agreement is terminated for cause, or by the employee without good reason, the Company is not required to make additional payments. If the agreement terminates because of the retirement of the employee, the Company will enter into a consulting agreement as described below and provide certain insurance and other benefits, but no additional payments are required.

If the employee terminates employment for good reason, or if the Company terminates him without cause, or a change in control occurs, the employee is entitled to a lump-sum payment of three times the sum of: (i) his most recent annual salary, (ii) two times the highest of his two most recent semi-annual bonuses, (iii) twelve times his monthly car allowance, and (iv) any special bonuses received in the past three years, including any amount the Company is required to report as a bonus in the Company’s proxy statement under the rules of the Securities and Exchange Commission. In addition, the employee becomes fully vested in all options, performance shares, and other awards granted under the Company’s stock incentive plans upon any such termination or change in control. The employee will also receive 18 months of medical, vision, and dental benefits and ownership of any vehicles, club memberships, and life insurance policies then being provided. The agreement further provides that if the employee is subject to the 20% excise tax on excess parachute payments, then the Company will pay him an additional amount to “gross-up” the payment so that he receives the full amount due under the terms of the agreement after payment of the excise tax. The Company may condition payment of amounts under the agreement upon the receipt of a release and covenant not to sue or pursue arbitration.

A “change in control” of the Company under the agreement is deemed to have occurred only if (i) any one person or more than one person acting as a group acquires (a) ownership of the Company’s stock that constitutes more than 50% of the total fair market value or total voting power of the Company’s stock, (b) ownership of 35% or more of the total voting power of the Company’s stock over a period not exceeding 12 months (ending on the date of the most recent acquisition by such person or group; or (c) assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to the acquisition over a period not exceeding 12 months (ending on the date of the most recent acquisition by such person or group, or (ii) certain specified majority changes in the composition of the Board of Directors occur.

Upon retirement from employment with the Company, the Company and the employee will enter into an eighteen-month consulting agreement. The employee will receive a minimum monthly payment based on his annual salary at the time of retirement, plus $10,000 a month for expenses. The employee will become fully vested in all options, performance shares, and other awards granted under the Company’s stock incentive plans upon retirement and, notwithstanding any provision to the contrary in the Company’s stock incentive plans, the exercise period of the employee’s awards will be extended to the full term of the award.

Item 1.02. Termination of a Material Definitive Agreement

In connection with the approval of the new employment agreement, the Amended and Restated Employment Agreement between the Company and Bob R. Simpson, dated May 17, 2000, as amended by the amendment thereto dated August 20, 2002, was terminated effective May 16, 2006.

Item 8.01. Other Events

The Annual Meeting of Stockholders of the Company was held on May 16, 2006. A total of 317,713,495 of the Company’s shares were present or represented by proxy at the meeting. This represented 87% of the Company’s outstanding shares at March 31, 2006, the record date of the meeting. The individuals listed below were elected as directors based on the following tabulations.

Name	For	Withheld or Against	Abstain

Lane G. Collins	294,883,186	22,824,792	5,516
Phillip R. Kevil	285,134,252	32,573,560	5,682
Herbert D. Simons	288,696,181	29,011,731	5,582
Vaughn O. Vennerberg II	285,704,004	32,003,909	5,582

Other directors continuing in office are William H. Adams III, Keith A. Hutton, Jack R. Randall, Scott G. Sherman and Bob R. Simpson. Louis G. Baldwin and Timothy L. Petrus continue to serve as non-voting advisory directors.

Additionally, the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized shares of Common Stock to 1,000,000,000 was approved by stockholders with 283,103,187 votes for, 29,180,959 votes against and 1,947,343 votes abstaining.

Stockholders also approved the XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan with 228,748,009 votes for, 41,028,542 votes against and 2,294,425 votes abstaining.

The stockholders also ratified the appointment of KPMG LLP as the Company’s independent auditor for 2006 with 307,277,078 votes for, 8,542,080 votes against and 1,760,322 votes abstaining.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed with this Form 8-K:

    (c)    Exhibit No.    Description

                      10.1    XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to Appendix B to the Proxy
                     Statement dated April 13, 2006 for the Annual Meeting of Stockholders held on May 16, 2006)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: May 18, 2006	By:	/s/ BENNIE G. KNIFFEN
Bennie G. Kniffen
Senior Vice President and Controller